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                                                               Exhibit 23.2


                        INDEPENDENT AUDITORS' CONSENT



The Partners of Atlantic Cellular Company, L.P.
 and Subsidiaries:

We consent to the inclusion of our report dated February 17, 1998 with respect to the consolidated balance sheets of Atlantic Cellular Company, L.P. and Subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, partners' capital and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Registration Statement on Form S-4 of Rural Cellular Corporation dated July 23, 1998 and to the reference to our firm under the headings "Experts" and "Selected Financial Data" in the Prospectus. Our report included an explanatory paragraph stating that the Partnership entered into two separate purchase and sale agreements in February 1998 which will result in the sale of substantially all of the Partnership's assets.

                                       KPMG Peat Marwick LLP


Providence, Rhode Island
July 23, 1998